Exhibit 10.1

MIDCAP BUSINESS CREDIT LLC

LOAN AND SECURITY AGREEMENT (ALL ASSETS)

THIS LOAN AND SECURITY AGREEMENT (ALL ASSETS) (as amended, modified, restated or supplemented, this "Agreement"), is entered into as of September 16, 2019, by and among MidCap Business Credit LLC, a Texas limited liability company, the secured party hereunder ("Lender"), Trans-Lux Corporation, a Delaware corporation ("Trans-Lux"), and Fairplay Corporation, an Iowa corporation ("Fairplay"; and together with Trans-Lux and any Person  that at any time after the date hereof becomes an additional borrower to this Agreement, jointly, severally and collectively, "Borrowers" and each a "Borrower"), and Trans-Lux Canada Ltd., a Canadian corporation, Trans-Lux Energy Corporation, a Connecticut corporation,  Trans-Lux Display Corporation, a Delaware corporation, Trans-Lux Investment Corporation, a Delaware corporation, and together with any Person (other than an individual) that at any time after the date hereof becomes a guarantor to this Agreement, jointly, severally and collectively, "Guarantors" and each a "Guarantor"; and together with Borrowers, jointly, severally and collectively, "Loan Parties" and each a "Loan Party").

A.        Borrowers shall, from time to time, request Loans from Lender, and the parties wish to provide for the terms and conditions upon which such Loans or other financial accommodations shall be made by Lender; and

B.        In consideration of all Loans (including any Loan by renewal or extension) hereafter made to Borrowers by Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrowers, the parties agree as follows:

1.                  DEFINITIONS.  Except as otherwise expressly provided in this Agreement, the following terms shall have the meanings given them in this Section 1:

            "Adjusted EBITDA" shall mean, for any period, the sum of (a) EBITDA plus, if reasonably acceptable to the Lender, (b) any non-recurring or one-time items of expense deducted in the computation of Net Income for such period.

"Affiliate" of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, directly or indirectly, (x) to vote five percent (5%) or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

"Availability" shall mean an amount equal to (a) the lesser of (i) the Credit Limit, and (ii) the Borrowing Base, less (b) the aggregate principal amount of all Obligations then outstanding.

"Bankruptcy Code" shall mean the United States Bankruptcy Code, 11 USC §101 et seq., as in effect from time to time, and any successor statute thereto.

"Borrowing Base" shall mean, as of any date of determination, with respect to any Borrower, the sum of the following:

(a)                up to eighty-five percent (85%) of the unpaid face amount of Eligible Accounts of such Borrower; plus

(b)               the least of (i) Seven Hundred Fifty Thousand ($750,000.00) Dollars, (ii) fifty (50%) percent times the Value of Eligible Inventory of such Borrower, and (iii) one hundred (100%) percent of subsection (a) above; plus

(c)                a one-time advance in an amount equal to the lesser of (i) Five Hundred Thousand ($500,000.00) Dollars, or (ii) eighty (80%) percent of the Net Orderly Liquidation Value of Eligible Equipment located at 6110 Aviator drive, Hazelwood, Missouri (the "Equipment Loan"); the Equipment Loan will be repaid in sixty (60) installments as follows: (i) Eight Thousand Three Hundred Thirty-Three and 33/100 ($8,333.33) Dollars on September 16, 2020, and (ii) the same amount on the same day of each month thereafter until the entire Equipment Loan has been paid in full.  Any portion of the Equipment Loan repaid cannot be re-borrowed; minus

(d)               the Borrowing Base Reserve.

"Borrowing Base Certificate" shall mean a form of borrowing base certificate, in form and substance acceptable to Lender.

"Borrowing Base Reserve" shall mean, as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as Lender may from time to time establish and adjust in reducing the amount available for borrowing (a) to reflect events, conditions, contingencies or risks which, as reasonably determined by Lender, do or may affect (i) the Collateral or its value, (ii) the assets, business or prospects of any Borrower, or (iii) the Liens and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect Lender’s judgment that any collateral report or financial information furnished by or on behalf of any Borrower to Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in respect of any state of facts that Lender determines constitutes an Event of Default.

"Business Day" shall mean any day other than a Saturday, a Sunday or any day that banks in Connecticut are required or permitted to close.

"Capital Expenditures" means with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by Borrowers during such period that are required by GAAP to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of Borrowers.

"Carlisle Debt" shall mean any and all Indebtedness of Borrowers owing Carlisle Investments Inc., estimated by Borrower to now total approximately $1,000,000.00,including without limitation those obligations under a Promissory Note dated April 27, 2016 in the original principal amount of $500,000.00.

"Credit Limit" shall mean an amount equal to Four Million ($4,000,000.00) Dollars.

"Default Rate" shall have the meaning set forth in Section 2(f).

"EBITDA" shall mean for any period, consolidated Net Income of the Borrowers determined after excluding all amounts expensed during such period with respect to (a) any provision or distribution for income taxes, (b) interest expense, (c) amortized debt discount and (d) depreciation and amortization; provided, however, that, for the purposes of determining EBITDA there shall not be included in Net Income (i) any proceeds of any life insurance policy, or (ii) any gain or loss which is classified as "extraordinary" in accordance with GAAP.

"Eligible Account" shall mean an account owing to any Borrower which met the following specifications at the time it came into existence and continues to meet the same until it is collected in full:

(a)                The account is not more than one hundred twenty (120) days from the date of the invoice thereof.

(b)               The account arose from the performance of services or an outright sale of goods by such Borrower, such goods have been shipped to the account debtor, and such Borrower has possession of, or have delivered to Lender, shipping and delivery receipts evidencing such shipment.

(c)                The account is not subject to any prior assignment, claim or Lien, and such Borrower will not make any further assignment thereof or create any further Liens therein, except as set forth on Schedule "B" annexed hereto, nor permit such Borrower’s rights therein to be reached by attachment, levy, garnishment or other judicial process.

(d)               The account is not subject to set-off, credit, allowance or adjustment by the account debtor, except discount allowed for prompt payment and the account debtor has not complained as to his liability thereon and has not returned any of the goods from the sale of which the account arose.

(e)                The account arose in the ordinary course of such Borrower’s businesses and did not arise from the performance of services or a sale of goods to suppliers or employees of such Borrower.

(f)                No notice of bankruptcy or insolvency of the account debtor has been received by or is known to any Borrower.

(g)               The account is not owed by an account debtor whose principal place of business is outside the United States of America, unless (i) backed by a bank letter of credit naming Lender as beneficiary or assigned to Lender, in Lender’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to Lender in all respects, in its sole discretion, or (ii) covered by a foreign receivables insurance policy acceptable to Lender in its sole discretion which names Lender as beneficiary or co-insured.

(h)               The account is not owed by any entity which is a parent, brother/sister, Subsidiary or Affiliate of such Borrower.

(i)                 The account debtor is not located in the State of New Jersey, in the State of Minnesota or in the State of West Virginia (or any other state that requires an entity to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against an account debtor in the courts or through any judicial process of such state), unless (i) such Borrower has filed and shall file all legally required Notice of Business Activities Reports with the New Jersey Division of Taxation, the Minnesota Department of Revenue or the West Virginia Department of Tax and Revenue, as the case may be; (ii) such Borrower is exempt from such filing requirement; or (ii) Borrower is organized in such state or has qualified as a foreign entity in such state.

(j)                 The account is not owed by a government agency of the United States.

(k)               The account, when aggregated with all of the accounts of that account debtor and their respective Affiliates does not exceed ten (10%) percent of the then aggregate of all accounts; provided that with respect to the account debtors listed in Exhibit 2, if any, such percentage shall be as set forth opposite the name of such account debtor in Exhibit 2.

(l)                 The account is not evidenced by a promissory note.

(m)             The account did not arise out of any sale made on a bill and hold, dating or delayed shipment basis.

(n)               The account does not arise out of a progress billing prior to completion of the order.

(o)               Lender, in its sole discretion, has not, for any reason, deemed the account or the account debtor to be unacceptable; provided, that, (i) if at any time thirty-five (35%) percent or more of the aggregate amount of the accounts due from any account debtor are unpaid in whole or in part more than one hundred twenty (120) days from the respective dates of invoice, from and after such time none of the accounts (then existing or hereafter arising) due from such account debtor shall be deemed to be Eligible Accounts until such time as less than thirty-five percent (35%) of the unpaid accounts due from such account debtor are (as a result of actual payments received thereon) more than one hundred twenty (120) days from the date of invoice; accounts payable by any Borrower to an account debtor shall be netted against accounts due from such account debtor and the difference (if positive) shall constitute Eligible Accounts from such account debtor for purposes of determining the Borrowing Base (notwithstanding paragraph (d) above); (ii) characterization of any account due from an account debtor as an Eligible Account shall not be deemed a determination by Lender as to its actual value nor in any way obligate Lender to accept any account subsequently arising from such account debtor to be, or to continue to deem such account to be, an Eligible Account; (iii) it is each Borrower’s responsibility to determine the creditworthiness of account debtors and all risks concerning the same and collection of accounts are with such Borrower; and (iv) all accounts whether or not Eligible Accounts constitute Collateral.

"Eligible Inventory" shall mean any Borrower’s inventory consisting of finished goods and raw materials which met the following specifications at the time it came into existence and continues to meet the same until it is collected in full:

(a)                The inventory is held for sale in the ordinary course of such Borrower’s business through normal trade channels.

(b)               The inventory is stored at one of such Borrower’s locations which is either owned by such Borrower or subject to a landlord or bailee waiver in form and substance satisfactory to Lender.

(c)                The inventory is subject to a perfected first priority Lien in favor of Lender.

(d)               The inventory is owned by such Borrower free and clear of any Lien except (i) the Lien in favor of Lender, (ii) as set forth on Schedule "B" annexed hereto, or (iii) Permitted Liens.

(e)                The inventory is currently saleable in the ordinary course of the operations of such Borrower.

(f)                The inventory has been produced by such Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders promulgated thereunder.

(g)               The inventory is not stored with a bailee, warehouseman, processor or similar party unless Lender has given its prior written consent thereto.

(h)               The inventory does not constitute supplies.

(i)                 The inventory is not packaging.

(j)                 The inventory is not sample inventory or customer supplied parts or inventory.

(k)               The inventory has not been held by Borrower for two (2) years or  more or for less than two (2) years if the value of the inventory item or component exceeds twelve (12) months' worth of sales volume for that item or component for the prior fiscal year.

(l)                 Lender, in its reasonable discretion, has not, for any reason, deemed the inventory to be unacceptable.

"Environmental Action" shall mean any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest.

"Environmental Liabilities" shall mean all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

"Environmental Lien" shall mean any Lien in favor of any Governmental Authority for Environmental Liabilities.

"Environmental Law" shall means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or any of its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

"Equity Interests" shall mean, with respect to any Person, all shares, interests or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date of this Agreement, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

"Event of Default" shall have the meanings set forth in Section 11(a).

"Fixed Charge Coverage Ratio" shall mean ratio of (a) Adjusted EBITDA, less cash taxes, less Permitted Tax Distributions and less Unfinanced Capital Expenditures to (b) the sum of (i) the scheduled payments of principal of Indebtedness actually made, plus (ii) interest expenses, calculated on a trailing twelve (12) month basis for Borrowers.

"GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

"Governmental Authority" shall mean any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

"Hazardous Substances" shall mean (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

"Indebtedness" shall mean, as of any date, indebtedness, obligations or liabilities of Loan Parties as of such date, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (including purchase money debt and capital lease obligations) or representing any obligations of Loan Parties under interest rate swap agreements, interest rate cap agreements, or similar arrangements designed to protect Loan Parties against fluctuations in interest rates (except, that, any such balance that constitutes an accrued expense or trade payment shall not be considered "Indebtedness"), and also includes, to the extent not otherwise included, the guarantees of items that would be included within this definition.

"Insolvency Law" shall mean the Bankruptcy Code and any similar legislation in another jurisdiction as applicable and as in effect from time to time.

"Insolvency or Liquidation Proceeding" shall mean: (a) any voluntary or involuntary case or proceeding under any Insolvency Law with respect to any Person comprising any Loan Party; (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Person comprising any Loan Party or with respect to a material portion of their respective assets; (c) any liquidation, dissolution, reorganization or winding up of any Person comprising any Loan Party, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Person comprising any Loan Party.

"LIBOR Benchmark Rate" shall mean the U.S. Dollar 3-Month LIBOR Interest Rate as fixed by the ICE Benchmark Administration as of September 16, 2019 and as of the last Business Day of each month thereafter during the remaining term of this Agreement, provided, however, that if any adjustment date for the LIBOR Benchmark Rate is not a Business Day, the applicable rate shall be set on the next Business Day.  Accordingly, the LIBOR Benchmark Rate shall be adjusted, if at all, at the end of each applicable thirty (30) day period during the term hereof.  In the event that the LIBOR Benchmark Rate is no longer published or announced, or becomes unascertainable for any reason, Lender shall designate a comparable reference rate, upon prior written notice to Borrower, which shall be deemed the "LIBOR Benchmark Rate" hereunder.

"Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a capital lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

"Loans" shall mean all loans and advances made by Lender to or on behalf of Borrowers hereunder, including, without limitation, the Revolving Loans.

"Loan Documents" shall mean this Agreement, any Borrowing Base Certificate, any other security agreement in favor of Lender, any guaranty, pledge agreement, mortgage or deed of trust in favor of Lender, any Note executed by any Borrower in connection with this Agreement and payable to Lender, and any other instrument or agreement entered into, now or in the future, by any Loan Party and Lender in connection with this Agreement.

"Net Income" shall mean gross revenues and other proper income credits of the Borrowers, less all proper income charges, including taxes on income, all determined in accordance with GAAP on a consolidated basis.

"Net Orderly Liquidation Value" shall mean the Value of a Borrower’s equipment that is estimated to be recoverable in an orderly liquidation of such equipment as set forth in the most recent acceptable appraisal received by Lender and upon which Lender may rely, net of all operating expenses and associated costs and expenses of such liquidation, such percentage to be as determined from time to time by an appraisal company selected or approved by Lender with such most recent acceptable appraisal to be in form, scope, methodology and content acceptable to Lender.

"Note" shall mean the Revolving Note.

"Obligations" shall mean all obligations, liabilities and Indebtedness of Loan Parties to Lender under this Agreement and the Loan Documents, and also any and all other obligations, liabilities and Indebtedness of Loan Parties to Lender (whether or not such obligations are related to the transactions described in this Agreement), of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law, including, without limitation, all interest and fees that accrue after the commencement by or against any Loan Party of an Insolvency or Liquidation Proceeding regardless of whether such interest and fees are allowed claims therein.  Without limiting the generality of the foregoing, the Obligations of Loan Parties under the Loan Documents include the obligation to pay (i) the principal of the Loans to Borrowers, (ii) interest accrued on the Loans and advances to Borrowers, (iii) costs and expenses payable pursuant to this Agreement and under the other Loan Documents, (iv) fees payable under the Agreement or any of the other Loan Documents, and (v) indemnities and other amounts payable by any Loan Party under any Loan Document.  Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency or Liquidation Proceeding.

"Past Due Management Fees" shall mean the directors fees now due and owing to Messrs. Zizza, Schiele and Shaio in the amounts of $509,370.00, $420,470.00, and $15,917.00 respectively.

"Permitted Liens" shall have the meaning set forth in Section 8(b).

"Permitted Tax Distributions" shall mean, for any fiscal period, tax distributions by a Person (so long as it is treated as a pass-through or disregarded entity for federal income tax purposes) to its members/partners on a quarterly basis in accordance with the terms of such entity’s charter documents, so long as the aggregate amount of such Permitted Tax Distributions does not exceed an amount equal to the good faith estimate of the cumulative applicable tax liability for such fiscal period of the members or partners of the entity making such distribution (after taking into account any losses of such Person which have been passed-through to members/partners), calculated at the highest marginal rate.

"Person" or "person" shall mean any individual, sole proprietorship, partnership, limited partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, unlimited liability company, institution, entity, party or foreign or United States government (whether federal, state, provincial, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

"Principal Office" shall have the meaning set forth in Section 6(e).

"Revolving Loans" shall have the meaning set forth in Section 2(a).

"Subsidiary" of a Person shall mean a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Equity Interests having ordinary voting power to elect a majority of the managers (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

"Unfinanced Capital Expenditures" shall mean Capital Expenditures paid in cash, excluding that portion of those expenditures funded directly or indirectly from proceeds financed from Indebtedness other than loans and advances under this Agreement.

"Uniform Commercial Code" shall mean the Massachusetts Uniform Commercial Code, as in effect from time to time; provided, however, that, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the Commonwealth of Massachusetts, the term "Uniform Commercial Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.  To the extent that defined terms set forth herein shall have different meanings under different Articles under the Uniform Commercial Code, the meaning assigned to such defined term under Article 9 of the Uniform Commercial Code shall control.

"Value" shall mean, as determined by Lender with respect to inventory, the lower of (a) cost computed on a first-in, first-out basis in accordance with GAAP or (b) market value; provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the inventory shall not include:  (x) the portion of the value of inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (y) write-ups or write-downs in value with respect to currency exchange rates, and (ii) notwithstanding anything to the contrary contained herein, the cost of the inventory shall be computed in the same manner and consistent with the most recent appraisal of the inventory received and accepted by Lender, if any.

Any terms used in this Agreement that are defined in the Uniform Commercial Code shall be construed and defined as set forth in the Uniform Commercial Code unless otherwise defined herein.  The meaning of any term defined herein by reference to the Uniform Commercial Code will not be limited by reason of any limitation set forth on the scope of the Uniform Commercial Code, whether under Section 9-109 of the Uniform Commercial Code, by reason of federal preemption or otherwise.

2.                  LOANS AND OTHER FINANCIAL ACCOMMODATIONS.

(a)                From time to time upon Borrower's request, provided that there has not occurred an Event of Default or an event which with notice or the lapse of time or both would constitute and Event of Default, Lender shall make loans and advances (the "Revolving Loans") to Borrowers. Lender may make such Revolving Loans to Borrowers based upon such facts and circumstances existing at the time of the request, as from time to time Lender elects to make which are secured by Borrowers’ inventory, accounts and all other Collateral and the proceeds thereof.  Borrower agrees that the aggregate unpaid principal of all Revolving Loans outstanding at any one time shall not exceed the lesser of (i) the Credit Limit, and (ii) the Borrowing Base.  The Revolving Loans shall be evidenced by and repayable in accordance with a revolving time note drawn to the order of Lender substantially in the form of Exhibit 1 hereto (as amended, restated, modified, supplemented or replaced, the "Revolving Note"), but in all events shall be conclusively evidenced by Lender’s records of Revolving Loans.

(b)               [Reserved]

(c)                Each Borrower agrees that all proceeds under this Agreement shall be utilized by such Borrower for the following purposes only:  (i) to pay transaction fees and expenses required to be paid by Loan Parties on the date hereof, and (ii) to provide for working capital needs of such Borrower subject to the terms of this Agreement.

(d)               Interest will be charged on the Revolving Loans to Borrower at a fluctuating rate which is the daily equivalent to a rate equal to the aggregate of:  (i) the LIBOR Benchmark Rate plus (ii) four and three-quarters of one (4.75%) percent per annum, or at such other rate agreed upon from time to time by the parties, upon the balance owing by Borrower to Lender at the close of each day.  Interest shall be due and payable on the first day of each month in arrears, or if any such day is not a Business Day, on the next succeeding Business Day.

(e)                The rate of interest payable by Borrowers shall be changed effective as of that date in which a change in the LIBOR Benchmark Rate becomes effective on the last Business Day of each month.  Interest shall be computed on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days.

(f)                Upon the occurrence of, and during the continuance of, an Event of Default, Borrowers, as additional compensation to Lender for its increased credit risk, promise to pay interest on all Obligations (including, without limitation, principal, whether or not past due, past due interest and any other amounts past due under this Agreement) at a per annum rate of three (3%) percent greater than the rate of interest then specified in clause (d) above (the "Default Rate").

(g)               Each Borrower hereby authorizes and directs Lender, in Lender’s sole discretion (provided, however, that, Lender shall have no obligation to do so):  (i) to pay accrued interest as the same becomes due and payable pursuant to this Agreement or pursuant to any Note or other agreement by and between such Borrower and Lender, and to treat the same as a Loan to such Borrower, which shall be added to such Borrower’s loan balance pursuant to this Agreement; (ii) to charge any of such Borrower’s accounts under the control of Lender; or (iii) apply the proceeds of Collateral, including, without limitation, payments on accounts and other payments from sales or lease of inventory and any other funds to the payment of such items.

(h)               The Borrowing Base formula is intended solely for monitoring purposes.  The making of Revolving Loans by Lender to any Borrower in excess of the above described Borrowing Base formula for such Borrower is for the benefit of Borrowers and does not affect the Obligations of Borrowers hereunder; all such Revolving Loans constitute Obligations and must be repaid by Borrowers in accordance with the terms of this Agreement.

(i)                 If any amount due pursuant to this Agreement or under any Note is not paid within ten (10) days after the date it is due and payable, without in any way affecting Lender’s right to declare an Event of Default to have occurred, Lender may in its sole discretion assess a late charge equal to five percent (5%) of such late payment against Borrowers, which late charge shall be immediately due and payable and may be paid by treating the same as a Loan made to Borrowers.

3.                  FEES.

(a)                Closing Fee.  In consideration of Lender entering into this Agreement, Borrowers shall pay to Lender a non-refundable fee on the date hereof in the amount of Sixty Thousand ($60,000.00) Dollars.

(b)               Facility Fee.  Borrowers shall pay to Lender a non-refundable annual fee equal to the then Credit Limit times one (1%) percent per annum on each anniversary of the date hereof.

(c)                Audit Fees.  Borrowers hereby agree to pay Lender, on demand, audit fees in connection with any audits or inspections conducted by Lender or its agents of any Collateral or Borrowers’ operations or businesses at the rates established from time to time by Lender as its audit fees (which fees are currently $950 per person, per 7 1/2 hour day), together with all actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection; provided, however, that, absent an Event of Default, Borrowers shall not be charged for more than Ten Thousand ($10,000.00) Dollars in the aggregate, plus all out of pocket expenses, in any twelve (12) month period.

(d)               Appraisal Fees.  Borrowers hereby agree to pay Lender, on demand, appraisal fees in connection with any appraisals of any Collateral conducted at the request of Lender; provided, however, that, absent an Event of Default, Borrowers shall not be charged for more than one (1) appraisal in any twelve (12) month period.

(e)                Collateral Monitoring Charge.  Borrowers hereby agree to pay Lender a monthly collateral monitoring charge for services rendered by Lender in connection with the maintenance of this revolving line of credit (the "Collateral Monitoring Charge").  The amount of the Collateral Monitoring Charge shall be equal to Three Thousand ($3,000.00) Dollars per month.

(f)                Unused Credit Line Fee.  Borrowers shall pay to Lender an unused credit line fee equal to one-half of one percent (.50%) per annum multiplied by the daily average undrawn portion of the Credit Limit.  Such fee shall accrue from the date of this Agreement and shall be monthly and payable in arrears.

4.                  SECURITY INTEREST; FINANCING STATEMENTS.

(a)                As security for the payment of all Loans now or in the future made by Lender to the Borrowers hereunder, and for the payment or other satisfaction of all other Obligations, each Loan Party, for valuable consideration, receipt whereof is hereby acknowledged, hereby grants to Lender a Lien and continuing security interest in and to, and assigns to Lender, all of its assets, wherever located and whether now owned or hereafter acquired, including, without limitation, the following: all accounts, books, chattel paper, documents, general intangibles, instruments, deposit accounts, letter of credit rights, supporting obligations, commercial tort claims, investment property, inventory, equipment and other goods, goodwill, patents and patent applications, tradenames, servicemarks, trademarks and trademark applications, copyrights, blueprints, drawings and all proceeds and products (whether tangible or intangible) of all of the foregoing in any form, including, without limitation, all proceeds of credit, fire or other insurance, and also including, without limitation, rents and profits resulting from the temporary use of any of the foregoing (collectively, the "Collateral").

(b)               Each Loan Party hereby irrevocably authorizes Lender at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of such Loan Party or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Loan Party is an organization, the type of organization and any organization identification number issued to such Loan Party, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted Collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Each Loan Party (A) agrees to furnish any such information to Lender promptly upon request, (B) ratifies its authorization for Lender to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof, (C) will execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Lender to perfect the security interests of Lender in the Collateral, and (D) irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as such Loan Party’s true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Lender’s security interest in the Collateral.

5.                  COLLECTIONS; SET OFF; DEPOSIT ACCOUNTS; NOTICE OF ASSIGNMENT; EXPENSES; POWER OF ATTORNEY.

(a)                Each Borrower will immediately, upon receipt of all checks, drafts, cash and other remittances in payment of any inventory sold or in payment or on account of such Borrower’s accounts, contracts, contract rights, notes, bills, drafts, acceptances, general intangibles, choses in action and all other forms of obligations, deliver the same to Lender (by way of collection accounts described below) accompanied by a remittance report in form specified by Lender.  Said proceeds shall be delivered to Lender in the same form received except for the endorsement of any Borrower where necessary to permit collection of items, which endorsement such Borrower agrees to make.  Lender will credit (conditional upon final collection) all such payments against the principal or interest of any loans secured hereby on the date received by Lender; provided, however, that, for the purpose of computing interest, the Collateral Monitoring Charge, the Unused Credit Line Fee and any items or payments received by Lender shall not be considered to have been credited against any loans secured hereby until three (3) days after receipt by Lender of any such items.  The order and method of such application shall be in the sole discretion of Lender and any portion of such funds which Lender elects not to so apply shall be paid over from time to time by Lender to Borrowers.  In connection with this Agreement, Borrowers and Lender have entered into agreements with Enterprise Bank & Trust Company (the "Collections Bank") establishing collection accounts ("Collection Accounts") on behalf of each Borrower, but in Lender’s name, or, at Lender’s discretion, a Collection Account in such Borrower’s name, provided that the same shall always be subject to a deposit account control agreement ("DACA") providing, inter alia, that Borrowers shall have no rights of withdrawal from any such Collection Account. Borrowers shall not change or terminate any Collection Account nor open any other Collection Account without the prior written consent of Lender.  Should such Collection Accounts be terminated by the Collections Bank, then each Borrower shall immediately deliver directly to Lender all such remittances and payments until such time that Lender and Borrowers enter into replacement agreements with another financial institution in all respects acceptable to Lender establishing Collection Accounts and Lender, Borrowers and such financial institution shall have entered into a DACA with respect to such Collection Accounts in form and substance satisfactory to Lender.

(b)               In addition to subsection (a) above, Lender will at all times have the right, upon the occurrence and during the continuation of an Event of Default, to require each Borrower to enter into a lockbox arrangement with Lender for the direct collection of such remittances and payments.

(c)                In addition to subsection (a) above, Borrowers shall establish with Enterprise Bank & Trust Company (the "Disbursement Bank") a separate deposit account into which Lender will deposit all Revolving Loans hereunder and from which Borrowers shall make all disbursements (the "Disbursement Account"). Borrowers shall enter into a DACA with respect to such Disbursement Account, but Borrowers shall have rights to withdraw from such Disbursement Account until Lender sends a notice of exclusive control to the Disbursement Bank.  Lender agrees that it will not send such notice of exclusive control until the occurrence of an Event of Default, in which event Lender shall have unrestricted rights under such DACA. Each Borrower will provide to the Lender all passwords and access information including, without limitation, all wiring and ACH instructions, with respect to any depository account owned by it or maintained for its benefit such that Lender shall be able to review and access each such account in the same manner as any Borrower.

(d)               Each Borrower shall maintain all of its bank accounts including, without limitation, its Collection Account and Disbursement Account, solely as listed in Schedule "C" annexed hereto.

(e)                Each Loan Party hereby grants to Lender a Lien and right of setoff as security for the Obligations to Lender upon and against the Collateral.  At any time, after the occurrence of an Event of Default, Lender may set off the same or any part thereof and apply the same to any liability or Obligation of Loan Parties that is due and owing to Lender, regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY LOAN PARTY, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

(f)                 Lender may at any time after the occurrence of an Event of Default notify account debtors that Collateral has been assigned to Lender and that payments shall be made directly to Lender.  Upon request of Lender at any time after the occurrence of an Event of Default, each Borrower will so notify such account debtors and will indicate on all billings to such account debtors that their accounts must be paid to Lender.  Lender shall have full power to collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof in its own name or in the name of such Borrower.

(g)               Borrowers shall pay to Lender on demand any and all reasonable counsel fees and other expenses incurred by Lender in connection with the preparation, interpretation, enforcement, administration or amendment of this Agreement, or of any documents relating thereto, and any and all expenses, including, but not limited to, all reasonable attorneys’ fees and expenses, and all other expenses of like or unlike nature which may be expended by Lender to obtain or enforce payment of any account either as against the account debtor, Borrowers, or any guarantor or surety of Borrowers or in the prosecution or defense of any action or concerning any matter growing out of or connected with the subject matter of this Agreement, the Obligations or the Collateral or any of Lender’s rights or interests therein or thereto, including, without limiting the generality of the foregoing, any counsel fees or expenses incurred in any Insolvency or Liquidation Proceeding and all costs and expenses (including search fees) incurred or paid by Lender in connection with the administration, supervision, protection or realization on any security held by Lender for the debt secured hereby, whether such security was granted by any Borrower or by any other Person primarily or secondarily liable (with or without recourse) with respect to such debt, and all costs and expenses incurred by Lender in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against Lender in connection therewith, which amounts shall be considered advances to protect Lender’s security, and shall be secured hereby.  At its option, and without limiting any other rights or remedies, Lender may at any time pay or discharge any taxes, Liens or other encumbrances at any time levied against or placed on any of the Collateral, and may procure and pay any premiums on any insurance required to be carried by Borrowers, and provide for the maintenance and preservation of any of the Collateral, and otherwise take any action reasonably deemed necessary by Lender to protect its security, and all amounts expended by Lender in connection with any of the foregoing matters, including reasonable attorneys’ fees, shall be considered Obligations of Borrowers and shall be secured hereby.

(h)               Each Loan Party does hereby make, constitute and appoint any officer or agent of Lender as such Loan Party’s true and lawful attorney-in-fact, with power to endorse the name of such Loan Party or any of such Loan Party’s officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under any policy of insurance on the Collateral) or Collateral that may come into possession of Lender in full or part payment of any amounts owing to Lender; to sign and endorse the name of such Loan Party or any of such Loan Party’s officers or agents upon any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, notices in connection with accounts, and any instrument or documents relating thereto or to such Loan Party’s rights therein; to give written notice to such office and officials of the United States Post Office to effect such change or changes of address so that all mail addressed to such Loan Party may be delivered directly to Lender; granting upon such Loan Party’s said attorney full power to do any and all things necessary to be done in and about the premises as fully and effectually as such Loan Party might or could do, and hereby ratifying all that said attorney shall lawfully do or cause to be done by virtue hereof.  Neither Lender nor the attorney shall be liable for any acts or omissions nor for any error of judgment or mistake, except for their gross negligence or willful misconduct.  This power of attorney shall be irrevocable for the term of this Agreement and all transactions hereunder and thereafter as long as Loan Parties may be indebted to Lender.  The foregoing notwithstanding, excepting only the endorsement of checks that come into the possession of Lender, Lender agrees not to exercise the foregoing power of attorney until the occurrence of an Event of Default which is continuing.

6.                  REPRESENTATIONS AND WARRANTIES.  Each Loan Party represents and warrants that:

(a)                Each Loan Party (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and shall hereafter remain in good standing under the laws of each such jurisdiction, (ii) is duly qualified and in good standing in every other jurisdiction in which it is doing business and shall hereafter remain duly qualified and in good standing in every other jurisdiction in which the failure to qualify or become licensed could have a material adverse effect on the financial condition, business or operations of such Loan Party or the value of any Collateral, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and the other Loan Documents to which it is a party and to carry out the transactions contemplated hereby and thereby.

(b)               Each Loan Party’s exact legal name is as set forth in this Agreement.

(c)                The jurisdiction of formation and organizational identification number of each Loan Party is as set forth on Schedule "A" annexed hereto.

(d)               The execution, delivery and performance of this Agreement, and any other document executed in connection herewith, are within each Loan Party’s requisite power and authority, have been duly and validly authorized, are not in contravention of any law or the terms of such Loan Party’s charter, by-laws, partnership agreements, operating agreements or other organizational papers, or of any indenture, agreement or undertaking to which such Loan Party is a party or by which such Loan Party’s properties may be bound.

(e)                Each Loan Party has no places of business other than those places of business are listed on Schedule "A" annexed hereto.  Each Loan Party’s principal executive office and the office where such Loan Party keeps its books and records concerning the Collateral (including, without limitation, its accounts, contract rights and other property) are those set forth on Schedule "A" annexed hereto (each, a "Principal Office").  Each Loan Party agrees that all inventory presently owned by such Loan Party is stored at the locations set forth on Schedule "A" annexed hereto.

(f)                All certificates of incorporation or formation, bylaws, partnership agreements, operating agreements and all amendments thereto (as applicable) of each Loan Party have been duly filed and true and correct copies have been delivered to Lender.  All Equity Interests issued by each Loan Party were duly issued in compliance with all applicable laws, regulations and governing documents of such Loan Party.  All books and records of Loan Parties, including, but not limited to, the minute books, by-laws, partnership and operating agreements and books of account, are accurate and up to date and will be so maintained during the term of this Agreement.

(g)               Each Loan Party owns all of the assets reflected in the most recent financial statements of such Loan Party provided to Lender, except assets sold or otherwise disposed of in the ordinary course of business since the date thereof, and such assets (together with any assets acquired since such date, including, without limitation, the Collateral) are free and clear of any Lien, except Permitted Liens.

(h)               Each Loan Party has made or filed all tax returns, reports and declarations relating to any material tax liability required by any jurisdiction to which such Loan Party is subject (any tax liability which may result in a Lien on any Collateral being hereby deemed material); has paid all taxes shown or determined to be due thereon except those being contested in good faith and which each Loan Party has, prior to the date of such contest, identified in writing to Lender as being contested; and have made adequate provisions for the payment of all taxes so contested, so that no Lien will encumber any Collateral, and in respect of subsequent periods.

(i)                 Each Loan Party (i) is subject to no charter, corporate, partnership, limited liability company or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction which could have a material adverse effect on its financial condition, business or prospects, (ii) is in compliance with its charter documents and by-laws, partnership and operating agreements and all contractual requirements by which it or any of its properties may be bound and all applicable laws, rules and regulations (including without limitation those relating to environmental protection) other than laws, rules or regulations the validity or applicability of which it is contesting in good faith or provisions of any of the foregoing, the failure to comply with which cannot reasonably be expected to materially adversely affect its financial condition, business or prospects or the value of any Collateral, and (iii) possesses, and will hereafter possess, all permits, consents, approvals and licenses required to enable it to conduct its business in compliance with applicable law.

(j)                 There are no actions, suits, proceedings or investigations pending or, to each Loan Party’s knowledge, threatened against or affecting it or any of its assets before or by any court or other governmental authority which, if determined adversely to it, would have a material adverse effect on its financial condition, business or prospects or the value of any Collateral.

(k)               Each Loan Party is in compliance with ERISA; no Reportable Event has occurred and is continuing with respect to any Plan; and each Loan Party has no unfunded vested liability under any Plan.  The word "Plan" as used in this Agreement shall mean any employee plan subject to Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA") maintained for employees of any Loan Party, any Subsidiary of any Loan Party or any other trade or business under common control with Loan Parties within the meaning of Section 414(c) of the Internal Revenue Code of 1986 or any regulations thereunder.

(l)                 No Loan Party nor, to the knowledge of such Loan Party, any of its respective owners, Subsidiaries or Affiliates, are in violation of any laws relating to terrorism or money laundering ("Anti-Terrorism Laws"), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 ("Executive Order"), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(m)             No Loan Party nor, to the knowledge of such Loan Party, any of its respective owners, Subsidiaries or Affiliates or other agents of such Loan Party acting or benefiting in any capacity in connection with the transactions contemplated hereunder, are any of the following: (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order; or (v) a Person that is named as a "specially designated national and blocked Person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control ("OFAC") at its official website or any replacement website or other replacement official publication of such list.

(n)               No Loan Party nor, to the knowledge of such Loan Party, any agent of any of its respective owners, Subsidiaries or Affiliates acting in any capacity in connection with the transactions contemplated hereunder (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 4(1) above, (ii) deal in, or otherwise engage in any transaction relating to, any property or interest in property blocked pursuant to the Executive Order, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

7.                  AFFIRMATIVE COVENANTS.

(a)                Each Loan Party agrees to keep all the Collateral insured with coverage and in amounts not less than that usually carried by one engaged in a like business and in any event not less than that required by Lender with lender loss payable and additional insured to Lender and such Loan Party, as their interests may appear.  As further assurance for the payment and performance of the Obligations, each Loan Party hereby assigns to Lender all sums, including returns of unearned premiums, which may become payable under any policy of insurance on the Collateral and such Loan Party hereby directs each insurance company issuing any such policy to make payment of such sums directly to Lender.

(b)               Each Borrower agrees that centralization of Borrower’s invoicing for all sales and records to Borrowers’ Principal Offices shall be ongoing at all times for the duration of this Agreement.

(c)                Loan Parties shall promptly notify Lender in writing of any change in the location of any Principal Office or the location at which inventory or other Collateral is stored or the establishment of any new place of business or location at which inventory or other Collateral is stored or office where its books and records are kept which would be shown in this Agreement if it were executed after such change.

(d)               Although, as above set forth, Lender has a continuing Lien in all of Borrowers’ Collateral and in the proceeds thereof, each Borrower will at all times maintain as the minimum security hereunder a Borrowing Base not less than the aggregate unpaid principal of all Revolving Loans made hereunder to such Borrower and if such Borrower fails to do so, such Borrower will immediately make the necessary reduction in the unpaid principal amount of said Revolving Loans so that the Revolving Loans outstanding hereunder do not in the aggregate exceed the Borrowing Base.

(e)                Each Loan Party will at all times keep accurate and complete records of such Loan Party’s  inventory, accounts and other Collateral, and Lender, or any of its agents, shall have the right during normal business hours and upon reasonable prior notice (except during an Event of Default which shall be at any time without any notice) to call at such Loan Party’s Principal Offices or places of business at intervals to be determined by Lender, and without hindrance or delay, to inspect, audit, check, and make extracts from any copies of the books, records, journals, orders, receipts, correspondence which relate to such Loan Party’s inventory, accounts, and other Collateral or other transactions, between the parties thereto and the general financial condition of such Loan Party and Lender may make copies of any such records.

(f)                 Each Loan Party will maintain its company existence in good standing and comply with all laws and regulations of the United States or of any state or states thereof or of any political subdivision thereof, or of any governmental authority which may be applicable to it or to its business,

(g)               Each Loan Party will pay all real and personal property taxes, assessments and charges and all franchises, income, unemployment, old age benefits, withholding, sales and other taxes assessed against it, or payable by it at such times and in such manner as to prevent any penalty from accruing or any Lien (other than Permitted Liens) or charge from attaching to its property.

(h)               Lender may in its own name or in the name of others communicate with account debtors in order to verify with them to Lender’s satisfaction the existence, amount and terms of any accounts.

(i)                 If any of any Loan Party’s accounts arise out of contracts with the United States or any department, agency, or instrumentality thereof, such Loan Party will immediately notify Lender thereof in writing and execute any instruments and take any steps required by Lender in order that all monies due and to become due under such contracts shall be assigned to Lender and notice thereof given to the Government under the Federal Assignment of Claims Act.

(j)                 If any of any Loan Party’s accounts should be evidenced by promissory notes, trade acceptances, or other instruments for the payment of money, such Loan Party will immediately deliver same to Lender, appropriately endorsed to Lender’s order and, regardless of the form of such endorsement, such Loan Party hereby waives presentment, demand, notice of dishonor, protest and notice of protest and all other notices with respect thereto.

(k)               If any goods are at any time in the possession of a bailee or processor, the applicable Loan Party shall promptly notify Lender thereof and, if requested by Lender, shall promptly attempt to obtain an acknowledgment from the bailee or processor, in form and substance satisfactory to Lender, that the bailee or processor holds such Collateral for the benefit of Lender and shall act upon the instructions of Lender, without the further consent of such Loan Party.  Lender agrees with Loan Parties that Lender shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the applicable Loan Party with respect to the bailee or processor.

(l)                 If any Loan Party is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Loan Party, such Loan Party shall promptly notify Lender thereof and, at the request and option of Lender, such Loan Party shall, pursuant to an agreement in form and substance satisfactory to Lender, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Lender of the proceeds of any drawing under the letter of credit, or (ii) arrange for Lender to become the transferee beneficiary of the letter of credit, with Lender agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied in the same manner as any other payment on an account.

(m)             If any Loan Party shall at any time hold or acquire a commercial tort claim, such Loan Party shall immediately notify Lender in a writing signed by such Loan Party of the brief details thereof and grant to Lender in such writing a Lien therein, and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.

(n)               Each Loan Party will promptly pay when due all taxes and assessments upon the Collateral or for its use or operation or upon this Agreement, or upon any Note evidencing the Obligations, and will, at the request of Lender, promptly furnish Lender the receipted bills therefor.  Loan Parties agree to reimburse Lender on demand for any payments made, or any expenses incurred by Lender pursuant to the foregoing authorization, and upon failure of Loan Parties so to reimburse Lender, any such sums paid or advanced by Lender shall be deemed secured by the Collateral and constitute part of the Obligations.

(o)               Each Loan Party will:

(i)                 keep any property either owned or operated by any Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances satisfactory to Lender and in an amount sufficient to satisfy the obligations or liability evidenced by such Environmental Liens;

(ii)               comply, in all material respects, with Environmental Laws and provide to Lender documentation of such compliance which Lender reasonably requests;

(iii)             promptly notify Lender of any release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or any of its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law; and

(iv)             promptly, but in any event within five (5) Business Days of its receipt thereof, provide Lender with written notice of any of the following: (A) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party or its Subsidiaries, (B) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries, and (C) written notice of a violation, citation, or other administrative order from a Governmental Authority.

(p)               Except for Lender’s gross negligence or willful misconduct, each Loan Party will, jointly and severally, indemnify and save Lender harmless from all loss, costs, damage, liability or expenses (including, without limitation, court costs and reasonable attorneys’ fees) that Lender may sustain or incur by reason of defending or protecting this Lien or the priority thereof or enforcing the Obligations, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or in connection with this Agreement and/or any other documents now or hereafter executed in connection with this Agreement and/or the Obligations and/or the Collateral.  This indemnity shall survive the repayment of the Obligations and the termination of Lender’s agreement to make Loans available to Borrowers and the termination of this Agreement.

(q)               At the option of Lender, each Loan Party will furnish to Lender, from time to time, within five (5) days after the accrual in accordance with applicable law of such Loan Party’s obligations to make deposits for the F.I.C.A. and withholding taxes and/or sales taxes, proof satisfactory to Lender that such deposits have been made as required.

(r)                 Should any Loan Party fail to make any of such deposits or furnish such proof then Lender may, in its sole and absolute discretion, (i) make any of such deposits or any part thereof, (ii) pay such taxes, or any part thereof, or (iii) set-up such reserves as Lender, in its judgment, shall deem necessary to satisfy the liability for such taxes.  Each amount so deposited or paid shall constitute an advance under the terms hereof, repayable on demand with interest, as provided herein, and secured by all Collateral and any other property at any time pledged by any Loan Party with Lender.  Lender shall provide Borrower Representative notice of any such advances promptly thereafter.  Nothing herein shall be deemed to obligate Lender to make any such deposit or payment or set-up such reserve and the making of one or more of such deposits or payments or the setting-up of such reserve shall not constitute (i) an agreement on Lender’s part to take any further or similar action, or (ii) a waiver of any default or Event of Default by Loan Parties under the terms hereof.

(s)                All advances by Lender to Borrowers under this Agreement and under any other agreement constitute one general revolving fluctuating loan, and all Indebtedness of Borrowers to Lender under this and under any other agreement constitute one general Obligation.  Each advance to Borrowers hereunder or otherwise shall be made upon the security of all of the Collateral held and to be held by Lender.  It is distinctly understood and agreed that all of the rights of Lender contained in this Agreement shall likewise apply, insofar as applicable, to any modification of or supplement to this Agreement and to any other agreements between Lender and Borrowers.  The entire Obligation of Borrowers to Lender shall become due and payable upon termination of this Agreement.

(t)                 Each Loan Party hereby grants to Lender for a term to commence on the date of this Agreement and continuing thereafter until all debts and Obligations of any kind or character owing from Borrowers to Lender are fully paid and discharged, the right to use all premises or places of business which such Loan Party presently has or may hereafter have and where any of the Collateral may be located, at a total aggregate rental for the entire period of $1.00.  Lender agrees not to exercise the rights granted in this paragraph unless and until Lender determines to exercise its rights against the Collateral.

(u)               Each Loan Party will, at its expense, upon request of Lender promptly and duly execute and deliver such documents and assurances and take such actions as may be necessary or desirable or as Lender may request in order to correct any defect, error or omission which may at any time be discovered or to more effectively carry out the intent and purpose of this Agreement and to establish, perfect and protect Lender’s Lien, rights and remedies created or intended to be created hereunder.

(v)               Each Loan Party hereby grants to Lender for a term to commence on the date of this Agreement and continuing thereafter until all debts and Obligations of any kind or character owed to Lender are fully paid and discharged, a non-exclusive irrevocable royalty-free license in connection with Lender’s exercise of its rights hereunder, to use, apply or affix any trademark, trade name logo or the like and to use any patents, in which such Loan Party now or hereafter has rights, which license may be used by Lender upon and after the occurrence of any one or more of the Events of Default.  This license shall be in addition to, and not in lieu of, the inclusion of all of each Loan Party’s trademarks, servicemarks, tradenames, logos, goodwill, patents, franchises and licenses in the Collateral; in addition to the right to use said Collateral as provided in this paragraph, Lender shall have full right to exercise any and all of its other rights regarding Collateral with respect to such trademarks, servicemarks, tradenames, logos, goodwill, patents, franchises and licenses.

(w)             Each Loan Party covenants and agrees that during the term of this Agreement, neither such Loan Party nor any of its owners or Subsidiaries shall, directly or indirectly, by operation of law or otherwise (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 6(m) above, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempt to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and such Loan Party shall deliver to Lender any certification or other evidence requested from time to time by Lender in its reasonable discretion, confirming such Loan Parties’ compliance with this section, or (iv) cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of law.

(x)               Each Loan Party covenants and agrees that during the term of this Agreement, neither such Loan Party nor any of its owners or Subsidiaries shall, directly or indirectly, by operation of law or otherwise, knowingly cause or permit (i) any of the funds or properties of such Loan Party or any of its owners or Subsidiaries that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law ("Embargoed Person" or "Embargoed Persons") that is identified on (A) the "List of Specially Designated Nationals and Blocked Person" ("SDN List") maintained by OFAC and/or on any other similar list ("Other List") maintained by OFAC pursuant to any authorizing statutes including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in Loan Parties (whether directly or indirectly) are prohibited by law, or the Loans made by Lender would be in violation of law, or (B) the Executive Order, any related enabling legislation or any other similar Executive Orders, or (ii) any Embargoed Person to have any direct or indirect interest, or any nature whatsoever in such Loan Party or any of its owners or Subsidiaries, with the result that the investment in such Loan Party (whether directly or indirectly) are prohibited by law or any of the transactions contemplated hereunder is in violation of law.

(y)               Upon the acquisition by any Loan Party of any fee interest in real property, such Loan Party will promptly (and in any event within two (2) Business Days of acquisition) notify Lender of the acquisition of such real property and will grant to Lender a first priority mortgage on each fee interest in real property now or hereafter owned by such Loan Party, which real property shall not be subject to any other Liens (except Permitted Liens), and shall deliver such other documentation and opinions, in form and substance satisfactory to Lender, in connection with the grant of such mortgage as Lender shall request in its reasonable discretion.

8.                  NEGATIVE COVENANTS.  No Loan Party shall at any time:

(a)                Disposition of Collateral.  Sell, assign, exchange or otherwise dispose of any of the Collateral, other than (i) inventory consisting of (A) obsolete goods and (B) goods sold in the ordinary course of business or any interest therein to any Person; (ii) equipment which is no longer required or deemed necessary for the conduct of such Loan Parties’ business so long as, with respect to this clause (ii), the following conditions are met:  (A) such Loan Party receives therefor a cash sum substantially equal to such equipment’s fair value and (B) such Loan Party remits such sum to Lender in accordance with the terms of this Agreement or replaces such equipment with other equipment of similar value which is subject to a first priority Lien in Lender’s favor.

(b)               Liens.  Create, permit to be created or suffer to exist any Lien upon any of the Collateral or any other property of such Loan Party, now owned or hereafter acquired, except the following (collectively, "Permitted Liens"): (i) landlords’, carriers’, warehousemen’s, mechanics’ and other similar Liens arising by operation of law in the ordinary course of such Loan Parties’ business; (ii) Liens arising out of pledge or deposits under worker’s compensation, unemployment insurance, old age pension, social security, retirement benefits or other similar legislation; (iii) purchase money Liens arising in the ordinary course of business for the purchase of equipment (so long as the Indebtedness secured thereby does not exceed the lesser of the cost or fair market value of the property subject thereto, such Lien extends to no other property, and the aggregate amount of such Indebtedness shall not exceed Two Hundred and Fifty Thousand ($250,000.00) Dollars at any time); (iv) Liens for unpaid taxes that are either (A) not yet due and payable, or (B) are subject of permitted protests; and (v) those Liens and encumbrances set forth on Schedule "B" annexed hereto; (vi) Liens in favor of Lender.  The term "permitted protests" as used in this subsection (b) shall mean the rights of such Loan Party to protest any Lien (other than a Lien that secures the Obligations) or tax (other than payroll taxes or taxes that are the subject of a federal or state tax lien); provided, that, (1) a reserve with respect to such liability is established on the books of such Loan Party in an amount that is reasonably satisfactory to Lender, (2) any such protest is instituted and diligently prosecuted by such Loan Party in good faith, and (3) Lender is satisfied that, while such protest is pending, there will be no impairment of the enforceability, validity or priority of any of the Liens of Lender in and to the Collateral.

(c)                Dividends, Redemptions, Management Fees.  (i) Pay any dividends or make any distributions either in cash or property, on or in respect of, nor make any payment for the redemption, retirement, purchase or other acquisition of, any outstanding Equity Interests, or (ii) pay management fees to any Affiliate of any Loan Party except on an arms-length basis for services actually rendered to the Loan Party in lieu of the Loan Party incurring the expense directly.  Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, or would occur as a result of such payment, Borrowers may make Permitted Tax Distributions.

(d)               Loans.  Make any loans or advances to any individual, partnership, trust or other corporation, including, without limitation, such Loan Party’s directors, officers, partners, members, employees and other Affiliates, except advances to officers or employees with respect to expenses incurred by them in the ordinary course of their duties which are properly reimbursable by such Loan Party.

(e)                Guarantees.  Assume, guaranty, endorse or otherwise become directly or contingently liable in respect of (including without limitation by way of agreement, contingent or otherwise, to purchase, provide funds to or otherwise invest in a debtor or otherwise to assure a creditor against loss), any Indebtedness (except guarantees by endorsement of instruments for deposit or collection in the ordinary course of business and guarantees in favor of Lender) of any Person.

(f)                 Indebtedness.  Issue evidence of Indebtedness or suffer to exist Indebtedness in the aggregate outstanding at any time for all Loan Parties in addition to Indebtedness to Lender, except (i) Indebtedness or liabilities of such Loan Party other than for money borrowed, incurred or arising in the ordinary course of business, (ii) other Indebtedness of such Loan Party for money borrowed which has been subordinated on terms and conditions satisfactory to Lender, and (iii) Indebtedness relating to Permitted Liens.

(g)               Investments.  (i) Use any loan proceeds to purchase or carry any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or (ii) invest in or purchase any Equity Interests of any Person, except readily marketable direct obligations of, or obligations guaranteed by, the United States of America or any agency thereof.

(h)               Transactions with Affiliates.  Enter into any lease or other transaction with any shareholder, officer, member, partner or Affiliate on terms any less favorable than those which might be obtained at the time from persons who (or entities which) are not such a shareholder, officer, member, partner or Affiliate.

(i)                 Subsidiaries.  Sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary of such Loan Party.

(j)                 Mergers, Consolidations, Sales or Asset Acquisitions.  (i) Merge or consolidate with or into any Person; (ii) enter into any joint venture or partnership with any Person; (iii) convey, lease or sell all or any material portion of its property or assets or business to any other Person, except for the sale of inventory in the ordinary course of its business; (iv) convey, lease or sell any of its assets to any Person for less than the fair market value thereof; or (v) acquire (in any transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets or Equity Interests of any Person.

(k)               Change in Legal Status.  (i) Change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number (if applicable), prior to giving Lender twenty (20) days prior written notice; or (ii) change its type of organization, jurisdiction of organization or other legal structure, prior to giving Lender at least twenty (20) days prior written notice.  If any Loan Party does not have an organizational identification number and later obtains one, such Loan Party shall promptly notify Lender of such organizational identification number.

(l)                 Minimum EBITDA.  Borrower shall not permit its consolidated EBITDA to be less than the following amounts for the following periods:

Period                                                                         Amount

3 months ending 12/31/2019                                      $55,000.00

6 months ending 3/31/2020                                        $220,000.00

9 months ending 6/30/2020                                        $640,000.00

12 months ending 9/31/2020 and

for the twelve (12) month period ending

as of the end of each fiscal month thereafter             $1,000,000.00

Borrower shall provide Lender with a covenant compliance certificate in the form of Exhibit 3 within thirty (30) days after the end of each testing period to demonstrate its compliance with this Minimum EBITDA covenant.

9.                  LOAN PARTIES’ REPORTS.

(a)                Each Loan Party covenants and agrees that, from the date hereof until payment and performance in full of all Obligations, and until the termination of this Agreement, unless Lender otherwise consents in writing, such Loan Party shall deliver or cause to be delivered to Lender: (i) within thirty (30) days after the close of each fiscal month of Loan Parties, internally prepared financial statements of Loan Parties on a consolidated and consolidating basis including balance sheets as of the close of each month, statements of income and retained earnings for such month and for that portion of the fiscal year-to-date then ended,  which shall be prepared on a basis consistent with that of the preceding period or containing disclosure of the effect on financial condition or results of operations of any change in such preparation, and which shall be certified by the chief financial officer of Loan Parties as being accurate and fairly presenting the financial condition of Loan Parties; (ii) within fifteen (15) days of the end of each fiscal month, a copy of the general ledger trial balance of Loan Parties; (iii) within ninety (90) days after the close of each fiscal year (beginning with the year ending December 31, 2019) of Loan Parties, consolidated and consolidating financial statements of Loan Parties for each such fiscal year, audited by recognized independent certified public accountants selected by Loan Parties and reasonably satisfactory to Lender, and certified, without any qualifications (including any (A) "going concern" or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the financial covenants set forth in this Agreement), by such accountants to have been prepared in accordance with GAAP, applied on a basis consistent with that of the preceding year or containing disclosure of the effect on financial condition or results of operations of any change in the application of accounting principles during the year (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management); (iv) annually, at least thirty (30) days before the beginning of each fiscal year of Loan Parties, projections on a consolidated and consolidating basis of Loan Parties’ balance sheet, statement of profit and loss and cash flow for the next succeeding fiscal year, broken down on a month to month basis, such forecast to be updated to reflect the current forecast presented to Loan Parties’ board of directors, partners, members or managers; (v) within ten (10) days of the close of each month, (A) monthly aging of accounts receivable (with unique customer account numbers) and accounts payable and inventory status reports in form, scope and substance satisfactory to Lender, and (B) a reconciliation of accounts receivable aging, trade accounts payable aging, and inventory perpetual of each Borrower to the general ledger and the monthly financial statements, including any book reserves related to each category; (vi) daily loan and collateral descriptions, including without limitation, sales, cash receipts and adjustments, in the form supplied by Lender to Borrowers; (vii) within ten (10) days after Loan Parties’ receipt, any management letter prepared by Loan Parties’ independent auditors; (viii) contemporaneously with the delivery to shareholders or governmental agencies, copies of all material reports relating to material financial information of Loan Parties delivered to shareholders or filed with governmental agencies; (ix) upon receipt, copies of all bank account statements for all bank accounts maintained by Loan Parties and reconciliations for each such bank account; (x) promptly upon Lender’s written request, (A) a detailed list of each Borrower’s customers, with address and contact information, and (B) such other information about the financial condition and operations of Loan Parties, as Lender may, from time to time, reasonably request; (xi) promptly upon becoming aware of any Event of Default, or the occurrence or existence of an event which, with the passage of time or the giving of notice or both, would constitute an Event of Default hereunder, notice thereof in writing; (xii) within two (2) days of any filing with the Securities and Exchange Commission, a copy of such filing; and (xiii) within two (2) days of any payment on account of the Carlisle Debt or any Past Due Management Fees, a calculation of the Borrower’s Fixed Charge Coverage Ratio for the preceding twelve (12) month period together with a certification as to Availability which shall be certified by the chief financial officer of Loan Parties as being accurate after giving effect to such payment under the Carlisle Debt or Past Due Management Fees.

(b)               All information regarding sales, cash receipts, accounts and inventory shall be transmitted to Lender electronically, in acceptable formats (files with extensions *.prn, *.pdf, *.txt, *.xls, and other electronic readable formats are acceptable; scanned copies are not acceptable), either transmitted to Lender via internet or e-mail.  In the event that Loan Parties fail to report such information to Lender electronically, Lender reserves the right, in its sole discretion, to charge Borrowers a monthly fee in an amount necessary to cover the costs of the manual input of such data by Lender.

10.              LENDER’S REPORTS.  After the end of each month, Lender will render to Borrower Representative a statement of Borrowers’ loan account with Lender hereunder, showing all applicable credits and debits.  Each statement shall be considered correct and to have been accepted by Borrowers and shall be conclusively binding upon Borrowers in respect of all charges, debits and credits of whatsoever nature contained therein under or pursuant to this Agreement, and the closing balance shown therein, unless Borrower Representative notifies Lender in writing of any discrepancy within twenty (20) days from the mailing by Lender to Borrower Representative of any such monthly statement.

11.              DEFAULT; RIGHTS AND REMEDIES UPON DEFAULT.  Upon the occurrence of any one or more of the following events (each, an "Event of Default"), any and all Obligations of the Borrowers to Lender shall become immediately due and payable, at the option of Lender and without notice or demand. The occurrence of any such Event of Default shall also constitute, without notice or demand, a default under all other agreements between Lender and any Loan Party and instruments and papers given Lender by any Loan Party, whether such agreements, instruments, or papers now exist or hereafter arise, namely:

(i)                 The failure by any Borrower to pay upon demand (or when due, if not payable on demand) any of the Obligations.

(ii)               The failure by any Loan Party to promptly, punctually and faithfully perform, or observe any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement.

(iii)             Any representation or warranty heretofore, now or hereafter made by any Loan Party to Lender, in any documents, instrument, agreement, or paper was not true or accurate when given.

(iv)             The occurrence of any event such that any Indebtedness (including, without limitation, the Carlisle Debt) of any Loan Party from any lender other than Lender could be accelerated, notwithstanding that such acceleration has not taken place.

(v)               The occurrence of any event which would cause a lien creditor, as that term is defined in Section 9-102 of the Code, to take priority over advances made by Lender.

(vi)             A filing against or relating to any Loan Party of (A) a federal tax lien in favor of the United States of America or any political subdivision of the United States of America, or (B) a state tax lien in favor of any state of the United States of America or any political subdivision of any such state.

(vii)           The occurrence of any event of default under any agreement between Lender and any Loan Party or instrument or paper given Lender by any Loan Party, whether such agreement, instrument, or paper now exists or hereafter arises (notwithstanding that Lender may not have exercised its rights upon default under any such other agreement, instrument or paper).

(viii)         Any act by, against, or relating to any Loan Party, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other person, pursuant to court action or otherwise, over all, or any part of any Loan Party’s property.

(ix)             The granting of any trust mortgage or execution of an assignment for the benefit of the creditors of any Loan Party, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for any Loan Party; the failure by any Loan Party to generally pay the debts of such Loan Party as they mature; adjudication of bankruptcy or insolvency relative to any Loan Party; the entry of an order for relief or similar order with respect to any Loan Party in any Insolvency or Liquidation Proceeding; the filing of any complaint, application, or petition by or against any Loan Party initiating any Insolvency or Liquidation Proceeding; the calling or sufferance of a meeting of creditors of any Loan Party; the meeting by any Loan Party with a formal or informal creditor’s committee; the offering by or entering into by any Loan Party of any composition, extension or any other arrangement seeking relief or extension for the debts of such Loan Party, or the initiation of any other judicial or non-judicial proceeding or agreement by, against or including any Loan Party which seeks or intends to accomplish a reorganization or arrangement with creditors.

(x)               The entry of any judgment against any Loan Party, which judgment is not satisfied or appealed from (with execution or similar process stayed) within thirty (30) days of its entry.

(xi)             The occurrence of any event or circumstance with respect to any Loan Party such that Lender shall believe that the prospect of payment of all or any part of the Obligations or the performance by any Loan Party under this Agreement or any other agreement between Lender and any Loan Party is impaired or there shall occur any material adverse change in the business or financial condition of any Loan Party.

(xii)           The entry of any court order which enjoins, restrains or in any way prevents any Loan Party conducting all or any part of its business affairs in the ordinary course of business.

(xiii)         Any change in the identity, authority or responsibilities of Todd Dupee as Senior Vice President and Chief Accounting Officer of the Borrowers, or Albert Shaio as President and Chief Executive Officer of the Borrowers absent a replacement reasonably acceptable to Lender within forty-five (45) days and/or any direct or indirect change in the ownership of the Equity Interests of any Loan Party (excepting Trans-Lux which is publicly traded) from that existing at the execution of this Agreement.

(xiv)         The occurrence of any uninsured loss, theft, damage or destruction to any material asset(s) of any Loan Party.

(xv)           Any act by or against, or relating to any Loan Party or their respective assets pursuant to which any creditor of such Loan Party seeks to reclaim or repossess or reclaims or repossesses all or a portion of such Loan Party’s assets.

(xvi)         The termination of existence, dissolution, or liquidation of any Loan Party or the ceasing to carry on actively any substantial part of any Loan Party’s or  current businesses.

(xvii)       This Agreement shall, at any time after its execution and delivery and for any reason, cease (A) to create a valid and perfected first priority Lien in and to the property purported to be subject to this Agreement; or (B) to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by any Loan Party denies it has any further liability or Obligation hereunder.

(xviii)     Any Guarantor or any Person signing a guaranty, or support or work through agreement in favor of Lender shall repudiate, purport to revoke or fail to perform its/his obligations under its/his guaranty or support or work through agreement in favor of Lender or any individual guarantor shall die, absent a replacement reasonably acceptable to Lender within forty-five (45) days thereafter.

(xix)         [Reserved].

(xx)           Borrower's failure to maintain a Fixed Charge Coverage Ratio of at least 1.1 to 1.0 for the preceding twelve (12) month period and have Availability of at least Four Hundred Thousand ($400,000.00) Dollars immediately following and after giving effect to any payment under the Carlisle Debt or the Past Due Management Fees.

(xxi)         Borrower’s failure to extend the Carlisle Debt in form reasonably satisfactory to Lender on or before December 1, 2020, but only in the event such Carlisle Debt has not previously been satisfied in full.

Upon the occurrence and during the continuance of an Event of Default, Lender may declare any obligation Lender may have hereunder to be cancelled, declare all Obligations of Borrowers to be due and payable (provided that upon the occurrence of an Event of Default under Section 11(viii) or (ix), all Obligations shall be immediately due and payable) and proceed to enforce payment of the Obligations and to exercise any and all of the rights and remedies afforded to Lender by the Uniform Commercial Code or under the terms of this Agreement or otherwise.

(b)               Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as Lender deems advisable, having due regard to compliance with any statute or regulation which might affect, limit or apply to Lender’s disposition of the Collateral.  Lender may conduct any such sale or other disposition of the Collateral upon any Loan Party’s premises. Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event Lender shall provide Borrower Representative with such notice as may be practicable under the circumstances), Lender shall give Borrower Representative at least the greater of the minimum notice required by law or seven (7) days prior written notice of the date, time and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. Lender may purchase the Collateral, or any portion of it at any public sale.

(c)                If Lender sells any of the Collateral on credit, Borrowers will be credited only with payments actually made by the purchaser of such Collateral and received by Lender.  If the purchaser fails to pay for the Collateral, Lender may re-sell the Collateral and Borrowers shall be credited with the proceeds of the sale.

(d)               In connection with Lender’s exercise of Lender’s rights under this Agreement, Lender may enter upon, occupy and use any premises owned or occupied by any Loan Party, and may exclude Loan Parties from such premises or portion thereof as may have been so entered upon, occupied, or used by Lender. Lender shall not be required to remove any of the Collateral from any such premises upon Lender’s taking possession thereof, and may render any Collateral unusable to Loan Parties.  In no event shall Lender be liable to Loan Parties for use or occupancy by Lender of any premises pursuant to this Agreement.

(e)                Upon the occurrence of any Event of Default, Lender may require Loan Parties  to assemble the Collateral and make it available to Lender at Loan Parties’ sole risk and expense at a place or places which are reasonably convenient to both Lender and Loan Parties.

(f)                 For purposes of this Agreement, an Event of Default shall be deemed to be continuing until such time as such Event of Default is waived in writing by Lender.

12.              STANDARDS FOR EXERCISING REMEDIES.  To the extent that applicable law imposes duties on Lender to exercise remedies following the occurrence and during the continuance of an Event of Default in a commercially reasonable manner, each Loan Party acknowledges and agrees that it is not commercially unreasonable for Lender (a) to fail to incur expenses reasonably deemed significant by Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to remove Liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of the Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, and specifically to disclaim any warranties of title or the like, (k) to purchase insurance or credit enhancements to insure Lender against risks of loss, collection or disposition of Collateral or to provide to Lender a guaranteed return from the collection or disposition of Collateral, or (1) to the extent deemed appropriate by Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Lender in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by Lender would not be commercially unreasonable in Lender’s exercise of remedies against the Collateral and that other actions or omissions by Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to any Loan Party or to impose any duties on Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

13.              CONDITIONS OF LENDING.

(a)                The willingness of Lender to consider making the initial loan hereunder shall be subject to the conditions precedent that Lender shall have received all of the following, each in form and substance satisfactory to Lender:

(i)                 This Agreement, properly executed on behalf of Loan Parties.

(ii)               Each Note drawn to the order of Lender in the form attached hereto.

(iii)             A true and correct copy of any and all leases pursuant to which any Loan Party is leasing any real property, together with a duly executed landlord’s consent and waiver with respect to the premises located thereto.

(iv)             Current searches of appropriate filing offices showing that (A) no state or federal tax liens have been filed and remain in effect against any Loan Party, (B) no financing statements have been filed and remain in effect against any Loan Party, except those financing statements relating to Liens set forth on Schedule "B" annexed hereto and those financing statements filed by Lender, and (C) Lender has duly filed all financing statements necessary to perfect the Liens granted hereunder, to the extent the Liens are capable of being perfected by filing.

(v)               A certificate of the Secretary, Assistant Secretary, General Partner, Member or Manager of each Loan Party, certifying as to (A) the resolutions of the directors and, if required, the shareholders, partners or members of such Loan Party, authorizing the execution, delivery and performance of this Agreement and related documents, (B) the certificate or articles of incorporation or formation and by-laws, partnership or operating agreement of such Loan Party (as applicable), and (C) the signatures of the officers or agents of such Loan Party authorized to execute and deliver this Agreement and the other Loan Documents, including loan requests, on behalf of such Loan Party.

(vi)             A current certificate issued by the Secretary of State of the state of each Loan Party’s incorporation or formation, certifying that such Loan Party is in compliance with all organizational requirements of such state.

(vii)           Evidence that each Loan Party is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(viii)         An opinion of counsel for each Loan Party delivered to Lender (in form and substance reasonably acceptable to Lender).

(ix)             Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in favor of Lender and general liability insurance naming Lender as an additional insured.

(x)               A liquidating contract work-through agreement, properly executed by Alberto Shaio and Todd Dupee, pursuant to which each such Person agrees to cooperate and assist Lender in certain events related to Borrowers’ defaults in connection with the Obligations as well as a certain non-compete covenants.

(xi)             A trademark security agreement from Trans-Lux to Lender in form reasonably satisfactory to Lender.

(xii)           [Reserved].

(xiii)         Payment of the fees due through the date of the initial loan and expenses incurred by Lender through such date required to be paid by Borrowers pursuant to this Agreement.

(xiv)         A Borrowing Base Certificate for Borrowers which indicates that such Borrowers have Availability of not less than Four Hundred Thousand ($400,000.00) Dollars after giving effect to (A) the initial extensions of credit hereunder, (B) the payment of all fees and expenses required to be paid by Borrowers on the date hereof, and (C) the amount of all trade payables unpaid for more than sixty (60) days from due date.

(xv)           Such other documents, instruments and agreements as Lender in its sole discretion may require.

(xvi)         A Customer Identification Information form and such other forms and verification as Lender may need to comply with the U.S.A. Patriot Act.

(xvii)       Deposit account control agreements, in form and substance satisfactory to Lender, duly authorized, executed and delivered by Lender, each applicable Loan Party and each applicable Bank with respect to each of the deposit accounts set forth on Schedule "C" annexed hereto.

(xviii)      To the extent not listed above, all other agreements, documents and instruments listed on the Closing Document Index previously provided to Loan Parties.

(b)               Lender will not consider a request for any loan unless on the date thereof:

(i)                 the representations and warranties contained in Section 6 hereof are correct on and as of the date of such loan, as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

(ii)               no event has occurred and is continuing, or would result from such loan which constitutes an Event of Default or which, with notice or the passage of time or both, would constitute an Event of Default.

14.              WAIVER OF JURY TRIAL.  EACH LOAN PARTY AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY LOAN PARTY OR LENDER MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  Each Loan Party hereby certifies that neither Lender nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Lender would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. Each Loan Party acknowledges that Lender has been induced to enter into this Agreement by, among other things, this waiver.  Each Loan Party acknowledges that it has read the provisions of this Agreement and in particular, this section; has consulted legal counsel; understands the right it is granting in this Agreement and is waiving in this section in particular; and makes the above waiver knowingly, voluntarily and intentionally.

15.              CONSENT TO JURISDICTION.  Each Loan Party and Lender agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in any court of the Commonwealth of Massachusetts or in the District Court of the United States for the District of Massachusetts, and each Loan Party waives personal service of process and agree that a summons and complaint commencing an action or proceeding in any such court shall be properly served and confer personal jurisdiction if served by registered or certified mail to Loan Party Representative, or as otherwise provided by the laws of the Commonwealth of Massachusetts or the United States of America.

16.              TERMINATION.

(a)                Unless sooner terminated by Lender as a result of the occurrence of  an Event of Default, Borrowers’ eligibility to request Loans hereunder shall commence on the date hereof and shall continue for a period through and including September 16, 2022 (the "Term").  If Borrowers desire to terminate this Agreement prior to the end of the Term, Borrowers shall give at least sixty (60) days prior written notice to Lender of Borrowers’ intention to do so and shall pay to Lender the termination charge set forth below.  At the end of the Term, Borrowers shall pay the entire balance of the Loans and all other outstanding Obligations.  Further, upon termination of this Agreement, all of the rights, interests and remedies of Lender and Obligations of Borrowers shall survive and Borrowers shall have no right to receive, and Lender shall have no obligation to make, any further Loans.  Upon full, final and indefeasible payment of the Obligations to Lender, all rights and remedies of Borrowers and Lender hereunder shall cease, so long as any payment so made to Lender and applied to the Obligations is not thereafter recovered from or repaid by Lender in whole or in part in any Insolvency or Liquidation Proceeding instituted by or against any Borrower, whereupon this Agreement shall be automatically reinstated without any further action by Borrowers and Lender and shall continue to be fully applicable to such Obligations to the same extent as though the payment so recovered or repaid had never been originally made on such Obligations.

(b)               If this Agreement is terminated by Lender following the occurrence of an Event of Default or if Borrowers request that Lender terminate this Agreement, then Borrowers shall pay to Lender a termination fee in an amount equal to (i) One Hundred Twenty Thousand ($120,000.00) Dollars if the termination occurs on or before the first anniversary of this Agreement; (ii) Eighty Thousand ($80,000.00) Dollars if the termination occurs after the first anniversary of this Agreement but on or before the second anniversary of this Agreement, and (iii) Forty Thousand ($40,000.00) Dollars if the termination occurs after the second anniversary of this Agreement but on or before the end of the Term.

(c)                In the event that Borrowers desire to terminate this Agreement prior to the end of the Term and fails to deliver to Lender the sixty (60) day notice required pursuant to Section 16(a) above, Borrowers may nevertheless terminate this Agreement and pay the Obligations in full if it (i) pays the termination charge set forth in Section 16(b) above, and (ii) pays additional interest for each day that the notice was short of the required sixty (60) day notice, which interest shall be in an amount that is equal to the Default Rate based on Borrowers’ average borrowings under this Agreement for the two (2) month period prior to the date that Lender receives delivery of actual notice of Borrowers’ intention to terminate this Agreement.

17.              JOINT AND SEVERAL OBLIGATIONS.

(a)                The Obligations are the joint and several obligation of each Borrower.  Each Borrower expressly represents and warrants that it is part of a common enterprise and that any financial accommodations by Lender hereunder and under the other Loan Documents are and will be of direct and indirect interest, benefit and advantage to Borrower.

(b)               To the fullest extent permitted by applicable law, the Obligations of Borrowers shall not be affected by (i) the failure of Lender to assert any claim or demand or to enforce or exercise any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of this Agreement or any other Loan Document, or (iii) the failure to perfect any Lien in, or the release of, any of the Collateral or other security held by or on behalf of Lender.

(c)                The Obligations of Borrowers shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the Obligations of Borrowers hereunder shall not be discharged or impaired or otherwise affected by the failure of Lender to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of Borrowers or that would otherwise operate as a discharge of any Borrower as a matter of law or equity.

(d)               To the fullest extent permitted by applicable law, each Borrower waives any defense based on or arising out of any defense of any other Borrower or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower.  Lender may, at its election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Borrower, or exercise any other right or remedy available to it against any other Borrower, without affecting or impairing in any way the liability of any Borrower hereunder. Each Borrower waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Borrower against any other Borrower, as the case may be, or any security.

(e)                Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement.  Upon payment by any Borrower of any Obligations, all rights of such Borrower against any other Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of Lender’s commitment to make Loans.  In addition, any Indebtedness of any Borrower now or hereafter held by any other Borrower is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Borrower will demand, sue for or otherwise attempt to collect any such Indebtedness.

18.              BORROWER REPRESENTATIVE.  Each Borrower hereby irrevocably appoints and constitutes Trans-Lux as its agent (in such capacity, the "Borrower Representative") to request and receive Loans pursuant to this Agreement and the other Loan Documents from Lender in the name or on behalf of such Borrower. Lender may disburse the Loans to such bank account of Borrower Representative or a Borrower or otherwise make such Loans to a Borrower, in each case as Borrower Representative may designate or direct, without notice to any other Borrower.  Notwithstanding anything to the contrary contained herein, Lender may at any time and from time to time require that Loans be disbursed directly to an operating account of a Borrower or to any other Person.  In addition, each Loan Party hereby irrevocably appoints and constitutes the Borrower Representative as its agent to receive statements on account and all other notices from Lender with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.

19.              MISCELLANEOUS.

(a)                No delay or omission on the part of Lender in exercising any rights shall operate as a waiver of such right or any other right.  Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All Lender’s rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

(b)               Lender is authorized to make Loans under the terms of this Agreement upon the request, either written or oral, in the name of Borrowers by any authorized person whose name appears at the end of this Agreement or by any of the following named persons, from time to time, holding the following offices of Borrower Representative, President, Treasurer, Manager and such other officers and authorized signatories as may from time to time be set forth in separate resolutions.

(c)                This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that, no Loan Party may assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Lender shall release any Borrower from its Obligations.  Lender may assign this Agreement and its rights and duties hereunder and no consent or approval by any Loan Party is required in connection with any such assignment.  Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder.  In connection with any assignment or participation, Lender may disclose all documents and information which Lender now or hereafter may have relating to Loan Parties or Loan Parties’ businesses.  To the extent that Lender assigns its rights and obligations hereunder to another party, Lender thereafter shall be released from such assigned obligations to Loan Parties and such assignment shall effect a novation between any Loan Party and such other party.

(d)                Each Borrower agrees that any and all Loans made by Lender to such Borrower or for its account under this Agreement shall be conclusively deemed to have been authorized by such Borrower and to have been made pursuant to duly authorized requests therefor on its behalf.

(e)                Unless otherwise defined in this Agreement, capitalized words shall have the meanings set forth in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts as of the date of this Agreement.

(f)                 Paragraph and section headings used in this Agreement are for convenience only, and shall not affect the construction of this Agreement.  If one or more provisions of this Agreement (or the application thereof) shall be invalid, illegal or unenforceable in any respect in any jurisdiction, the same shall not invalidate or render illegal or unenforceable such provision (or its application) in any other jurisdiction or any other provision of this Agreement (or its application).  This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or verbal communications or instruments relating thereto.

(g)                Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or facsimile to Borrower Representative or to Lender, as the case may be, at its address set forth at the end of this Agreement.

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demand sent in accordance with this section shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail.

(h)                Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings or any other paper delivered to Lender by any Loan Party  in connection with this Agreement or any other agreement for more than four (4) months after receipt of the same by Lender.

(i)                  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Loan Parties, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

(j)                  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(k)               This Agreement, together with the other documents and instruments executed concurrently herewith represent the entire and final understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by evidence of any prior, contemporaneous or subsequent other agreement, oral or written, before the date hereof.

(l)                  This Agreement can only be amended by a writing signed by both Lender and Loan Parties.

(m)              Lender hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies each Loan Party and each other party to the transaction contemplated hereunder, which information includes the name and address of such Loan Party and each such other party and other information that will allow Lender to identify such Loan Party and each such other party in accordance therewith.

(n)                This Agreement may be executed in multiple counterparts, each of which shall be effective upon delivery and, thereafter, shall be deemed to be an original, and all of which shall be taken as one and the same instrument with the same effect as if each party hereto had signed on the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signature thereto and may be attached to another part of this Agreement identical in form hereto and having attached to it one or more additional signature pages.  This Agreement may be transmitted by facsimile machine or by electronic mail in portable document format ("pdf") and signatures appearing on faxed instruments and/or electronic mail instruments shall be treated as original signatures.  Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability or binding effect hereof.

(o)                The laws of the Commonwealth of Massachusetts shall govern the construction of this Agreement and the rights and duties of the parties hereto.  This Agreement shall take effect as a sealed instrument.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first set forth above.

BORROWERS:

TRANS-LUX CORPORATION

FAIRPLAY CORPORATION

By:

Name:     Todd Dupee

Title:       Senior Vice President and

               Chief Accounting Officer of each

               of the above Companies

Address:          135 East 57th Street, 14th Floor

                        New York, NY 10022

Telephone:       800-243-5544

Telecopier:       515-266-0127

Email:              tdupee@trans-lux.com

[SIGNATURES CONTINUED ON THE FOLLOWING PAGE.]

[Signature Page to Loan and Security Agreement]

[SIGNATURES CONTINUED FROM THE PREVIOUS PAGE.]

GUARANTORS:

TRANS-LUX CANADA LTD.

TRANS-LUX ENERGY CORPORATION

TRANS-LUX DISPLAY CORPORATION

TRANS-LUX INVESTMENT CORPORATION

By:

Name:     Todd Dupee

Title:       Senior Vice President and

               Chief Accounting Officer of each

               of the above Companies

[SIGNATURES CONTINUED ON THE FOLLOWING PAGE.]

[Signature Page to Loan and Security Agreement]

[SIGNATURES CONTINUED FROM THE PREVIOUS PAGE.]

LENDER:

MIDCAP BUSINESS CREDIT LLC

By:

Name:  Steven A. Samson

Title:    President

Address:          433 South Main Street

         West Hartford, Connecticut 06110

Attn:                Steven A. Samson, President

Telephone:       860-503-1629

Telecopier:       800-217-0500

Email:              ssamson@midcap.com

[Signature Page to Loan and Security Agreement]

SCHEDULES

The following Schedules to the within Loan and Security Agreement are respectively described in the section indicated.  Those Schedules in which no information has been inserted shall be deemed to read "None".

SCHEDULE "A"

Borrowers’ and Guarantors’ Principal Offices, Places of Business and Organizational Identification Number

Loan Party	Principal Office Address	Name of Party Who Owns or Leases the Property
Trans-Lux Corporation	135 East 57th Street, 14th Floor New York, NY 10022	135 E 57th Street Tenant LLC
Trans-Lux Canada Ltd.	135 East 57th Street, 14th Floor New York, NY 10022	135 E 57th Street Tenant LLC
Trans-Lux Display Corporation	135 East 57th Street, 14th Floor New York, NY 10022	135 E 57th Street Tenant LLC
Trans-Lux Energy Corporation	135 East 57th Street, 14th Floor New York, NY 10022	135 E 57th Street Tenant LLC
Fairplay Corporation	135 East 57th Street, 14th Floor New York, NY 10022	135 E 57th Street Tenant LLC
Trans-Lux Investment Corporation	135 East 57th Street, 14th Floor New York, NY 10022	135 E 57th Street Tenant LLC

Loan Party	Address	Name of Party Who Owns or Leases the Property	Property Located At Such Address
Trans-Lux Corporation	135 East 57th Street, 14th Fl. New York, NY 10022	135 E 57th Street Tenant LLC	Accounts
Trans-Lux Corporation	6110 Aviator Drive St. Louis, Missouri 63042	Aviator 3 and 7 LLC	Inventory/Machinery
Trans-Lux Corporation	1700 Delaware Avenue Des Moines, Iowa 50317	Penta Partners LLC	Inventory/Machinery

Loan Party	Jurisdiction of Formation	Organizational Identification Number
Trans-Lux Corporation	Delaware	96828
Trans-Lux Canada Ltd.	Canada	035128-8
Trans-Lux Display Corporation	Delaware	2241887
Trans-Lux Energy Corporation	Connecticut	1001983
Fairplay Corporation	Iowa	203555
Trans-Lux Investment Corporation	Delaware	2093660

SCHEDULE "B"

Other Encumbrances and Liens

Loan Party	Secured Party or Mortgagee	Description of Collateral	Payment Terms and Dates of Maturity
Trans-Lux Corporation	Aviator 3 and 7, LLC	Enterprise Bank & Trust Letter of Credit No. 200-1675 for $250,000 as security deposit for office lease	Expires 6/17/20; secured by cash in our Enterprise Bank & Trust account 6020004524
Trans-Lux Corporation	City of Hazelwood, Missouri	Enterprise Bank & Trust Letter of Credit No. 200-1746 for $650,000 as support for forgivable loan from City of Hazelwood	Expires 5/17/20; secured by cash in our Enterprise Bank & Trust account 6020004487
Trans-Lux Corporation	Aviator 3 and 7, LLC	Security interest and lien on all personal property & trade fixtures in our Hazelwood location	Pursuant to section 14 of our lease, which expires 11/15/24

SCHEDULE "C"

Deposit Accounts

Loan Party	Bank	Account Number	Type of Account
Trans-Lux Corporation	Enterprise Bank & Trust	6020003644	Checking
Trans-Lux Corporation	Enterprise Bank & Trust	6020004479	Checking
Trans-Lux Corporation	Enterprise Bank & Trust	6020004487	Checking
Trans-Lux Corporation	Enterprise Bank & Trust	6020004524	Checking
FairPlay Corporation	Bankers Trust	48674	Checking
FairPlay Corporation	Bankers Trust	89443	Checking
FairPlay Corporation	Bankers Trust	48909	Checking
Trans-Lux Corporation	People’s United Bank	0337014610	Checking
Trans-Lux Corporation	People’s United Bank	0337014602	Checking
Trans-Lux Corporation	People’s United Bank	0337014661	Checking
Trans-Lux Canada Ltd.	TD Canada Trust	5248509	Checking

EXHIBIT 1

Form of Revolving Time Note

MIDCAP BUSINESS CREDIT LLC

REVOLVING TIME NOTE

$4,000,000.00	September 16, 2019

For value received, each of the undersigned (hereinafter jointly, severally and collectively, "Borrowers" and each, a "Borrower") hereby promises to pay to the order of MIDCAP BUSINESS CREDIT LLC, a Texas limited liability company ("Lender"), at its offices in West Hartford, Connecticut, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Four Million ($4,000,000.00) Dollars or, if less, the aggregate unpaid principal amount of all Revolving Loans made by Lender to Borrowers under the Loan Agreement (as hereinafter defined), together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Revolving Time Note is fully paid at the rate from time to time in effect under the Loan and Security Agreement (All Assets) of even date herewith ("Loan Agreement") among Borrowers, Lender and certain other Persons from time to time party thereto.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

The principal hereof and interest accruing thereon shall be due and payable as provided in the Loan Agreement.

This Note may be prepaid only in accordance with the Loan Agreement.

This Note is issued pursuant, and is subject, to the Loan Agreement, which provides, among other things, for acceleration hereof.  This Note is the "Revolving Note" referred to in the Loan Agreement.

This Note is secured, among other things, pursuant to the Loan Agreement, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

Borrowers hereby agree to pay all costs of collection, including attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

All rights and obligations hereunder shall be governed by the laws of the Commonwealth of Massachusetts and this Note shall be deemed to be under seal.

TRANS-LUX CORPORATION

By:

Name:

Title:

FAIRPLAY CORPORATION

By:

Name:

Title:

EXHIBIT 2

Customer Concentration Limits

NONE TO DATE

ACCOUNT NAME	CONCENTRATION %

EXHIBIT 3

Compliance Certificate

            For value received, the undersigned, Trans-Lux Corporation, a Delaware corporation, and Fairplay Corporation, an Iowa corporation (collectively, the "Borrower"), hereby certify to Midcap Business Credit LLC  ("Lender") pursuant to the Loan and Security Agreement (All Assets) between Borrower and Lender dated September 16, 2019, as may be amended from time to time ("Loan Agreement"), that:

A.        General

            1.         Capitalized terms not defined herein shall have the meanings set forth in the Loan Agreement.

            2.         The Borrower has complied with all the terms, covenants and conditions to be performed or observed by the Borrower contained in the Loan Agreement and other documents required to be executed by the Borrower in connection with the Loan Agreement.

            3.         On the date hereof, there does not exist an Event of Default or an event which would with notice or the lapse of time, or both, constitute an Event of Default.

            4.         The representations and warranties contained in the Loan Agreement and in any certificate, document or financial or other statement furnished at any time thereunder are true, correct and complete in all material respects with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that any such representation and warranty relates solely to an earlier date (in which case such representation and warranty shall be true, correct and complete on and as of such earlier date).

B.        Minimum EBITDA

            As of the date hereof or, for such period as may be designated below, the computations, ratios and calculations as set forth below in accordance with Section 8(n) of the Loan Agreement are true and correct:

Minimum EBITDA:

EBITDA of Borrower for the _________ (___) month period ending ___________________, 20___ was $__________, computed as follows:

                        A.        Earnings before interest and taxes  ......................................... $__________

                        B.        Depreciation and amortization ................................................ $__________

                        C.        EBITDA (A + B) .................................................................. $__________

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of Borrower, has executed and delivered this Certificate in the name and on behalf of the Borrower on ____________________, 20__.

TRANS-LUX CORPORATION

By:

Name:

Title:

FAIRPLAY CORPORATION

By:

Name:

Title: